STOCK OPTION AGREEMENT

This AGREEMENT made as of the 20 th day of June, 2003 by and between L Entertainment Investors, Inc. (" L Entertainment "), Stuart Lazar (" Lazar " and, together with L Entertainment, the " Sellers ") and Timothy J. Denari (the " Buyer ").

WHEREAS, Lazar is the owner of two options to purchase, in the aggregate, 1,642,435 shares of common stock of Video City, Inc. (each, a " Share " and, collectively, the " Shares ") from Ingram Entertainment Inc. and Ingram Capital Inc. (collectively, the “ Ingram Options ”).

WHEREAS, L Entertainment is the holder of record of 19,755 Shares.

WHEREAS, the Sellers desire to sell, and the Buyer desires to purchase, an option to purchase the Shares beneficially owned by the Sellers.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale . Subject to the terms and conditions set forth in this Agreement, Lazar hereby sells to Buyer, and Buyer hereby purchases from Lazar, an option to purchase 1,642,435 Shares (the " Lazar Option ") for a price equal to $0.50 per Share. Subject to the terms and conditions set forth in this Agreement, L Entertainment hereby sells to Buyer, and Buyer hereby purchases from L Entertainment, an option to purchase 19,755 Shares (the " L Entertainment Option ") for a price equal to $0.50 per Share. Each of the Lazar Option and the L Entertainment Option shall terminate on June 20, 2004 (the " Termination Date "). Each of the Lazar Option and the L Entertainment Option may be exercised, in whole but not in part, by Buyer by written notice to the Sellers prior to the Termination Date along with an immediate cash payment of Eight Hundred Thirty One Thousand Ninety Five Dollars ($831,095.00).

2. Purchase Price . The aggregate purchase price for the Lazar Option and the L Entertainment Option (the " Purchase Price ") shall be Sixty Thousand Dollars ($60,000.00).

3. Closing .

(a)    Contemporaneously with the execution and delivery of this Agreement (the " Closing "), the Sellers shall deliver to Buyer a duly executed copy of this Agreement. Contemporaneously with the execution and delivery of this Agreement, Buyer shall deliver to the Sellers a duly executed copy of this Agreement and the Purchase Price.

(b)    The Purchase Price shall be wired, in immediately available funds, to the Escrow Agent (as defined herein) for disbursement in accordance with the terms of paragraph 6.

4. Representations and Warranties of the Sellers . The Sellers represent and warrant to Buyer that:

(a)    The Sellers have full power, authority and capacity to execute this Agreement, perform the transactions required of the Sellers at the Closing, and to transfer good and marketable title of the Shares subject to the Lazar Option and the L Entertainment Option to Buyer upon exercise of such options, and have the sole right to vote the Shares.

(b)    The Ingram Options are legally binding agreements, fully enforceable in accordance with their terms.

(c)    The Sellers' execution, delivery and performance of this Agreement, and the execution and delivery of the documents delivered and transactions effected by the Sellers at the Closing and upon exercise of the Lazar Option and the L Entertainment Option violate no contract, agreement, order, judgment or the like that is binding on the Sellers or the enforcement of which is threatened by any pending or anticipated litigation, hearing or investigation.

(d)    The Sellers have not utilized any finder or broker in connection with this Agreement or the sale of the Lazar Option or the L Entertainment Option.

(e)    The Sellers are, collectively, the owners of record and/or the beneficial owner of 1,662,190 Shares.

(f)    Upon exercise of the Lazar Option and the L Entertainment Option, the Sellers shall transfer 1,662,190 Shares to the Buyer free and clear of all liens, encumbrances, security interests and claims of third parties.

5. Representations and Warranties of the Buyer . The Buyer represents and warrants to the Sellers that:

(a)    The Buyer has full power and authority to execute this Agreement, and to perform the transactions required of him at the Closing.

(b)    The Buyer's execution, delivery and performance of this Agreement, and the execution and delivery of the documents delivered and transactions effected by Buyer at the Closing and upon exercise of the Lazar Option and the L Entertainment Option violate no contract, agreement, order, judgment or the like that is binding on Buyer or the enforcement of which is threatened by any pending or anticipated litigation, hearing or investigation.

(c)    The Buyer has not utilized any finder or broker in connection with this Agreement or the purchase of the Lazar Option or the L Entertainment Option.

(d)    The Shares to be transferred to Buyer upon exercise of the Lazar Option and the L Entertainment Option are being acquired for Buyer's own account, and not with a view of their resale, distribution or division among others.

6. Disbursement of Funds, Agreement of Parties .

(a)    Buyer believes that the value of the Shares will be maximized if Video City, Inc. sells substantially all of its assets. As a result, as an integral part of this Agreement, Lazar and L Entertainment each agree to the following:

(i)    Each of Lazar and L Entertainment shall vote all of the Shares owned by them, or pursuant to which such party has a proxy over any such Shares, at the next meeting of stockholders for Video City, Inc. in the manner recommended by the Board of Directors of Video City, Inc. with respect to any proposal to sell substantially all of its assets; provided , however , that Lazar and L Entertainment may vote in any manner for any proposal that extends beyond solely a sale of substantially all of the assets of Video City, Inc.

(ii)    Neither Lazar nor L Entertainment shall solicit any other stockholder of Video City, Inc. to vote its Shares inconsistent with paragraph 6(a)(i).

(iii)    Lazar and L Entertainment shall use their reasonable efforts to not take any action which would impede the timing of, or prevent from being consummated, the transaction described in paragraph 6(a)(1).

(iv)    Neither Lazar nor L Entertainment shall take any action against Buyer, Video City, Inc., its directors, officers, employees or agents that could cause any additional expense to Buyer. This provision shall survive the Termination Date.

(b)    Upon receipt of the Purchase Price at the Closing, Dykema Gossett, PLLC (the “ Escrow Agent ”) shall disburse Thirty Thousand Dollars ($30,000.00) to the Sellers in the manner agreed to by the Escrow Agent and the Sellers. In addition, upon the completion of the meeting at which such votes are cast, the Escrow Agent shall disburse the remaining Thirty Thousand Dollars ($30,000.00) of the Purchase Price to the Sellers in the manner agreed to by the Escrow Agent and the Sellers if Sellers have voted the Shares in the manner set forth in paragraph 6(a)(i), otherwise to Buyer via wire transfer to a bank account of Buyer’s choice. Each of the Sellers and the Buyer agree that the Escrow Agent shall have no liability to either the Sellers or the Buyer if it dispenses its responsibilities in accordance with this paragraph 6(b). Sellers shall indemnify and reimburse Escrow Agent for any costs or expenses incurred by it in connection with this Agreement.

(c)    Sellers shall not transfer their beneficial ownership nor grant any security interest in any of the Shares prior to the Termination Date.

(d)    Sellers will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Buyer may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

7. Indemnification .

(a)    Each of the Sellers and Buyer agrees to defend, indemnify and hold harmless the other from and against any breach of the respective party's warranties and representations set forth above.

(b)    In addition to the obligations provided in paragraph 7(a), the Sellers agree to defend, indemnify and hold harmless the Buyer from and against any claims, losses or damages that result solely from an action taken by the Sellers.

(c)    In addition to the obligations provided in paragraph 7(a), the Buyer agrees to defend, indemnify and hold harmless the Sellers from and against any claims, losses or damages that result solely from an action taken by the Buyer.

(d)    In no event shall Buyer or the Sellers be liable, pursuant to this paragraph 7, to indemnify the other part for any amount in excess of three times the Purchase Price.
8. Survival of Representations and Warranties . The representations and warranties of each party shall expire on the Termination Date.

9. Miscellaneous . This Agreement: (a) may be executed in any number of counterparts, each of which, when executed by all parties to this Agreement, shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument; (b) shall be governed by and construed under the laws of the State of Delaware applicable to contracts made, accepted, and performed wholly within the State of Delaware, without application of principles of conflicts of laws; (c) constitutes the entire agreement of the parties with respect to its subject matter, superseding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the parties in such respect; (d) may be amended, modified, or terminated, and any right under the Agreement may be waived in whole or in part, only by a writing signed by all parties; (e) contains headings only for convenience, which headings do not form part, and shall not be used in construction, of this Agreement; and (f) shall bind and inure to the benefit of the parties and their respective legal representatives, heirs, successors and assigns. Any action brought pursuant to this Agreement shall be brought in a court located in Bakersfield, California.

10.    Adjustments .    If the Lazar Option or the L Entertainment Option shall be exercised by Buyer subsequent to any Video City, Inc. stock split, stock dividend, recapitalization, or combination of shares occurring after the date hereof, then Buyer shall receive upon exercise the aggregate number and class of shares of capital stock of Video City, Inc. that Buyer would have received if the Lazar Option and the L Entertainment Option had been exercised immediately prior to such stock split, stock dividend, recapitalization, or combination and then such event had occurred.

11.    Transferability; Third Party Beneficiaries . This Agreement, and the rights and obligations of the parties thereto, are not assignable or transferable to any other party. Any attempted assignment or transfer of all or any part of this Agreement shall be void ab initio . The parties hereto agree that there are no third party beneficiaries to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

L ENTERTAINMENT INVESTORS, INC.

By:
Name

By:
Timothy J. Denari
Title

By:
Stuart Lazar

And solely for purposes of paragraph 6(b) of this Agreement:

DYKEMA GOSSETT, PLLC

By:

Title